OPERATING AGREEMENT OF CELLERATE, LLC

THIS OPERATING AGREEMENT ("Agreement") is entered into August 27, 2018, and shall become effective the 28th day of August, 2018 ("Effective Date") by and among the undersigned Members who agree as set forth herein regarding the operations of Cellerate, LLC, a limited liability company, formed under and existing pursuant to the laws of the State of Texas.

ARTICLE I
DEFINITIONS

As used in this Agreement, the following defined terms have the meanings hereinafter set forth:

1.1 ***"Affiliate"*** means, with respect to any person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, members, general partners, or Persons exercising similar authority with respect to such Person or entities.

1.2 ***"Agreement or Operating Agreement"*** means this Operating Agreement as amended or restated from time to time.

1.3 ***"Bankruptcy"*** means (a) filing a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the federal bankruptcy code (as now or in the future amended) or an admission seeking the relief therein provided, (b) making a general assignment for the benefit of creditors, (c) consenting to the appointment of a receiver for all or substantially all of a Member's (and/or its Owner(s)') property, (d) in the case of the filing of an involuntary petition in bankruptcy, an entry of an order for relief, (e) the entry of a court order appointing a receiver or trustee for all or a substantial part of a Member's (and/or its Owner(s)') property, without the Member's (and/or its Owner(s)') consent, or (f) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of a Member's (and/or its Owner(s)') property.

1.4 ***"Board of Managers"*** means the governing body of the Company as elected by the Members in accordance with the procedures set forth in Section 4.1.

1.5 ***"BOC"*** means the Texas Business Organizations Code, as amended from time to time.

1.6 "***Business***" means the distribution and sale of collagen-based products or other products into the wound care and surgical markets, and other related healthcare markets as agreed to by the Board of Managers.

1.7 "***Business Opportunity***" has the meaning contained in Section 3.12.

1.8 "***Buy-Sell Notice***" has the meaning given to it in Section 7.6.

1.9 "***Capital Account***" means Capital Account maintained in accordance with the rules contained in the regulations of the Internal Revenue Code ("IRC").

1.10 "***Capital Contribution***" means any contribution to the capital of the Company in cash, property, or future services by a Member whenever made.

1.11 "***Cash Available for Distribution***" means all cash generated from operations, less expenses and any Reserves for future expenses set by the Members.

1.12 "***Certificate***" means the Certificate of Formation of the Company as filed with the Secretary of State of Texas pursuant to the BOC.

1.13 "***CGI Cellerate Designee***" shall have the meaning given to it in Section 4.1.

1.14 "***CGI Cellerate***" means CGI Cellerate RX LLC, a Texas limited liability company.

1.15 "***Closing***" has the meaning given to it in Section 7.6.

1.16 "***Company***" means Cellerate, LLC, a limited liability company formed under and existing pursuant to the laws of the State of Texas.

1.17 "***Consent***" shall have the meaning given to it in Section 3.10.

1.18 "***Contribution Agreement***" means that certain Contribution Agreement of even date herewith by and among CGI Cellerate, Wound Care and the Company, a copy of which is attached hereto as Exhibit C.

1.19 "***Defaulting Member***" shall have the meaning given to it in Section 3.12.

1.20 "***Dispute***" shall have the meaning given to it in Section 9.1(a).

1.21 "***Event of Withdrawal***" means any of the following with respect to a Member, which shall be made known to the Company by written notice: (a) if 50% percent or more of the membership interests, outstanding stock, partnership interests or other indicia of ownership of a Member becomes owned by a Person or entity who was not an Owner of such Member or of an Affiliate immediately before the change in ownership, or there occurs any other change in ownership of such Member, that results in a change in the control, or in an absence of any Person

with the power, authority, and legal right to act on behalf of and validly bind the Member, or (b) if the legal existence of such Member otherwise ceases.

1.22 ***"Fair Market Value"*** of a Member's Membership Interest means, as of a date of determination, the fair market value of the total Membership Interest in the Company determined by an accounting firm selected by the Board of Managers using generally accepted accounting principles multiplied by the percent Membership Interest held by the particular Member. Except as otherwise specified in Section 7.5, costs of the accounting firm's services shall be split equally between the Company and the Member whose Membership Interest is being valued in accordance with this definition.

1.23 ***"Fault-Based Event of Withdrawal"*** means any of the following with respect to a Member: (a) Bankruptcy; (b) conviction of, or a plea of nolo contendere to, a felony or other offense involving moral turpitude; (c) sale or transfer, or attempted sale or transfer, his/her/its Membership Interest in the Company without obtaining the requisite consent stated in Article 7; (d) the entry of a final judicial decree by any court of competent jurisdiction, on the grounds that a Member violated of Section 3.3 herein; or (e) upon the entry of a final judicial decree by any court of competent jurisdiction, on the grounds that a Member engaged in gross misconduct, willful malfeasance, or fraud in the performance of his, her, or its duties under this Agreement.

1.24 ***"Firm"*** has the meaning contained in Section 10.11.

1.25 ***"Fiscal Year"*** means the Company's fiscal year, which shall be the calendar year.

1.26 ***"GAAP"*** means United States generally accepted accounting principles, consistently applied.

1.27 ***"IRC"*** means the Internal Revenue Code of 1986, as amended, and all treasury regulations promulgated thereunder.

1.28 ***"Manager"*** or ***"Managers"*** means one or more members of the Board of Managers as elected in accordance with Section 4.1 herein.

1.29 ***"Member"*** means each of the parties who execute this Operating Agreement and each of the parties who may hereafter execute this Operating Agreement.

1.30 ***"Membership Interest"*** means a Member's equity interest in the Company and his/her/its entitlement to the Company's Net Profits, Net Losses, and the right to receive distributions of the Company's assets, a schedule of which is attached hereto as <u>Exhibit A</u>, which may be amended from time to time based upon the withdrawal or addition of Members or the making of additional Capital Contributions by the Members.

1.31 ***"Net Profits" and "Net Losses"*** means the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting adopted by the Company.

1.32 ***"non-Defaulting Member"*** shall have the meaning given to it in Section 6.1.

1.33 ***"Offerees"*** has the meaning given to it in Section 7.6.

1.34 ***"Offeror"*** has the meaning given to it in Section 7.6.

1.35 ***"Owner(s)"*** means those Persons with direct ownership in a Member.

1.36 ***"Partnership Representative"*** has the meaning given to it in Section 5.2.

1.37 ***"Person"*** includes individuals; partnerships; domestic, foreign or professional services limited partnerships; domestic, foreign or professional services limited liability companies; domestic, foreign or professional services corporations; and other associations or business entities.

1.38 ***"Required Interest"*** means aggregate Membership Interests of at least two-thirds (2/3) of total Membership Interests.

1.39 ***"Reserves"*** means, for any fiscal period, funds set aside or amounts allocated during such period to cover reoccurring business expenses, and to plan for capital improvements as needed, all subject to determination by a vote of the Managers from time to time.

1.40 ***"Territory"*** means the human **Wound Care Market** and surgical market in the United States, Canada and Mexico, and such future additions as may be agreed to by the Managers from time to time.

1.41 ***"Transfer"*** means, when used as a noun, any sale, hypothecation, pledge, assignment or other transfer, be it voluntary or involuntary, to a Member or third person, inter vivos, testamentary, by operation of the laws of devise and descent or any other laws, and when used as a verb, to voluntarily or involuntarily, to a Member or third person, inter vivos, testamentary, by operation of the laws of devise and descent or any other laws, sell, hypothecate, pledge, assign or otherwise transfer.

1.42 ***"Wound Care"*** means Wound Care Innovations, LLC, a Nevada limited liability company.

1.43 ***"Wound Care Designee"*** has the term given to it in Section 4.1.

1.44 ***"Wound Care Market"*** means the care for external wounds, including but not limited to the treatment of external, tunneled or undermined wounds (including, without limitation, pressure ulcers (Stages I-IV), venous stasis ulcers, diabetic ulcers, ulcers resulting from arterial insufficiency, surgical wounds, traumatic wounds, first and second-degree burns, superficial wounds, cuts, scrapes, skin tears, skin flaps and skin grafts.

ARTICLE II

ORGANIZATION

2.1 **Name; Organization.** The business of the Company shall be conducted under the name "Cellerate, LLC", a Texas limited liability company or such other assumed name as the Managers may adopt. The Company has been in existence as a Texas limited liability company since July 17, 2018.

2.2 **Purpose.** The Company was formed for the purposes of engaging in the Business within the Territory, in or by any lawful way, manner or means, and to conduct any other lawful business so as approved by a Required Interest of the Members.

2.3 **Registered Office and Agent.** The Company shall maintain a registered office and a registered agent in the State of Texas, which office and agent may be changed by the Managers. The registered office shall be:

7500 Rialto Boulevard
Building 2, Suite 220
Austin, TX 78735

The registered agent shall be:

CGI Cellerate RX, LLC
Brad Gurasich, Vice President

2.4 **Company Property.** All property, immovable or movable, tangible or intangible, or mixed, acquired by, or contributed to, the Company shall be owned by the Company and title shall be held in the name of the Company (excluding any property that is licensed by the Company through a license agreement that does not convey ownership). Said property shall not be owned individually by any of the Members. Each Member hereby waives all right to require partition of any property owned by the Company, except as otherwise specifically provided for herein, or as otherwise may be required by law.

2.5 **Term.** The existence of the Company began on July 17, 2018, and will be perpetual unless terminated earlier under this Agreement.

ARTICLE III
MEMBERS

3.1 **Members**. The Members of the Company shall be those Persons which have joined in the execution of this Agreement, and any other Persons which may be hereafter approved for membership by a vote of a Required Interest of the Members. No Person may become a Member of the Company without first assenting to and signing an addendum to this Agreement. Any act by the Company to offer or provide Member status, or to reflect that status in the Company's required records, automatically includes the condition that the Person becoming a Member first assent to and sign this Agreement.

3.2 Members' Duty to Company. Except as otherwise expressly stated herein, no Member shall be required to participate in the Company as such Member's sole and exclusive activity and any Member and/or its Owner(s) shall be entitled to and may have other business interests and may engage in other activities in addition to those relating to the Company. However, excluding the existing Business Opportunities, (as defined in Section 3.12) conducted individually by CGI Cellerate and Wound Care as shown on Exhibit B, no Member or the Affiliates of such Member shall, directly or indirectly, have a business interest or engage in activities which are in direct competition with the Business of the Company in the Territory without the express written approval of the Board of Managers, excluding participation by the Manager appointed by the Member which is proposing to have such business interest or engage in such activities. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of any Member or to the income or proceeds derived therefrom. Members shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture permitted by this Agreement.

3.3 Noncompetition/Nonsolicitation.

(a) Each Member agrees, on behalf of itself and its Affiliates, that while a Member of the Company, and for a two (2) year period thereafter upon cessation of being a Member, without the prior written consent of the Members, the Member as well as its Affiliates, will refrain, directly or indirectly, and whether as a principal or agent, employee, owner, partner, officer, director, shareholder, member or otherwise, alone or in association with any other person or entity, from carrying on or engaging in a competitive business within the Territory or any other business that would be considered a Business Opportunity, unless already permitted by this Agreement, so long as the Company carries on the Business. The Territory shall automatically include those additional states in which the Company engages in the Business after execution of this Agreement without any further amendment to this provision.

(b) The Members agree and stipulate that: (i) the Company would not have an adequate remedy at law for the breach or threatened breach of this Section 3.3 by a Member and/or its Affiliates, and (ii) the Company shall not be required to prove irreparable injury in order to obtain injunctive relief in the event of any breach or threatened breach of any one or more of the prohibitions set forth in this Section 3.3. The Company may, in addition to any other legal or equitable remedies which may be available to it, obtain a temporary restraining order, preliminary injunction, and/or permanent injunction, without the necessity for any bond, to enjoin or restrain a Member from the breach or threatened breach of any such provision or provisions, and require such Member to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits derived or received by such Member as a result of any transactions or actions constituting a breach of this Agreement.

(c) The Members each acknowledge, represent and agree, on behalf of themselves and their respective Affiliates, that the restrictive covenants set forth in the foregoing provisions of Section 3.3 are reasonable in nature, scope, time and territory. However, if any court of competent jurisdiction determines that any of the provisions of this Section 3.3, or any part of any provision, is unenforceable because of the duration, geographic scope, the scope or breadth of any restrictive covenant, or for any other reason, such court shall have the power to reduce the duration,

geographic scope, or the scope or breadth of any restrictive covenant or other provision, as the case may be, and otherwise reform, sever, or decline to enforce any unenforceable provision or any part thereof, and in its reduced form, such provision and this Agreement shall then be enforceable. If any one or more of the provisions contained in the foregoing restrictive covenants are found to be unenforceable, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected or impaired in any manner thereby. Reformation and severability shall apply.

(d) At any time, the Members of the Company may waive the enforcement of this Section 3.3 by a vote of a majority of the Membership Interest in the Company, excluding the Membership Interest owned by the Member whose actions are being evaluated pursuant to this Section 3.3. Waiver of enforcement in a particular instance will not preclude the Members from enforcing this Section 3.3 in other instances. Furthermore, in the event of the occurrence of any of the events described in Sections 4.5(a) and 4.5(b) or in the event that the Members individually or in the aggregate are no longer controlling the Company, then in such event, the provisions contained in this Section 3.3 shall immediately terminate upon consummation of any such transaction.

3.4 Limitation of Liability. No Member has guaranteed or shall have any obligation with respect to the return of a Member's Capital Contributions or the payment of profits from the operation of the Company. No Member shall be liable for any debt or liability of the Company unless same shall be separately guaranteed or endorsed by a Member and/or its Owner(s).

3.5 Indemnification. Except as otherwise provided for in Section 3.4, to the fullest extent permitted by law, the Company shall indemnify each Member and make advances for expenses to each Member arising from any loss, cost, expense, damage, claim or demand, in connection with the Company, and/or the Member's status as a Member of the Company, provided however if it is determined through any form of a proceeding that the Member's actions constituted gross negligence or intentional misconduct, then said Member shall promptly reimburse the Company any sums advanced under Section 3.4.

3.6 Meetings of the Members.

(a) Annual Meeting. The Company will hold its annual meeting each calendar year on a date and time to be determined by the Board of Managers and specified in the notice. At the annual meeting, the Members will transact such business as may be properly come before the annual meeting.

(b) Special Meetings. Special meetings of the Members may be called at any time by any of the Members.

(c) Location. Such meetings (annual or special) shall be held at the registered office of the Company, or such other location, either within or outside the State of Texas, as specified in the notice.

(d) Participation. Attendance at any meeting may be made in person, by proxy, or by any form of telephonic or other media source whereby all Members in attendance and the Member(s) attending by other means can interact with one another without substantial inconvenience or interruption.

3.7 Notice of Meetings. Written notice of the time and place of a meeting of the Members (whether annual or special) shall be given to all Members by any one Member who participated in the election to have a meeting specified in Section 3.6 at least fifteen (15) business days and not more than thirty (30) business days prior to the date fixed for the meeting. Notice of any Members' meeting may be waived in writing by any Member at any time. Attendance at any meeting by a Member shall be deemed a waiver of notice of such meeting unless such attendance is solely for the purpose of objecting to the legality of the meeting on grounds of inadequate or improper notice.

3.8 Quorum. In order for any meeting (annual or special) to be properly held and for business to be properly conducted, a quorum of at least seventy percent (70%) of the Membership Interest in the Company must be present.

3.9 Voting. At any meeting of the Members, every Member having the right to vote shall be entitled to vote in person or by proxy. The Members shall be allotted votes in proportion to each Member's then current Membership Interest. Except as otherwise required by the BOC, the Articles of Organization, or this Agreement, a vote shall decide any matter brought before the Members when a quorum is present. For purposes of the provisions hereof relating to actions taken or approval by Members, including voting, written consents or other approval, only votes held by Members entitled to vote shall be taken into account.

3.10 Written Consent. Any action may be taken without a meeting of the Members if a consent in writing (each a "***Consent***"), setting forth the action so taken, shall be signed by those Members holding the requisite Membership Interest percentage needed to authorize a particular action. Such Consent shall have the same force and effect as a vote of the Members, as applicable. An email, facsimile, or similar reproduction of a writing, signed by a Member, shall be regarded as an original for all purposes. Upon obtaining the requisite Membership Interest to approve the matters set forth in a Consent, the Company shall promptly thereafter deliver a copy of such Consent to all Members.

3.11 Addition of Additional Members. Upon a vote of a Required Interest of the Members, the Company may admit additional Members, provided that the new member; (i) executes this Agreement or an addendum hereto, (ii) pays the Fair Market Value attributable to his/her/its to-be Membership Interest Percentage or such other purchase price as agreed to by a Required Interest of the Members, and (iii) executes any and all documentation needed to guarantee his/her/its pro-rata portion of any Company debt, if applicable.

3.12 Business Opportunities. For as long as this Agreement is in effect, each Member shall cause its respective Managers, and the Company shall cause all of its employees and independent contractors functioning as employees, to agree that with respect to any new and future business opportunity or other new and future business proposal which is offered to, or comes to

the attention of, any such designated Person, and which is in any way related to, or connected with, the Business (herein, a "Business Opportunity"), the Company shall have the sole right to take advantage of such business opportunity or other business proposal for its own benefit. The Members and the Company, respectively, shall each cause the applicable designated Persons to promptly deliver notice to the Company of the existence of such opportunity or proposal and such designated Person may not take advantage of such opportunity unless the Company elects not to exercise its right to take advantage of such opportunity or otherwise fails to commence taking advantage of such opportunity within sixty days (60) of its receipt of such written notice; provided, however, that the Members and the Company shall cause all of their respective Managers and officers to comply with any other restrictions contained in this Operating Agreement including but not limited to Section 3.3 with respect to that Business Opportunity as if they were a party to this Agreement.

ARTICLE IV
MANAGEMENT

4.1 Management. The business and affairs of the Company shall be managed by a Board of Managers, which shall consist of two (2) persons. CGI Cellerate shall appoint one (1) person to the Board of Managers (the "Cellerate Designee") and Wound Care shall appoint one (1) person to the Board of Managers (the "Wound Care Designee"). The number of Managers may be increased in accordance with Section 4.6 herein upon a Member's additional Capital Contribution.

4.2 Designation; Qualification; Term. The initial Board of Managers shall be Ron Nixon as the CGI Cellerate Designee, and Michael Carmena as the Wound Care Designee. The Board of Managers shall act at the pleasure of the Members, fulfilling those actions approved by a vote of the Members, as applicable. Managers shall serve indefinite terms unless their removal, resignation or death occurs.

4.3 Meetings of the Board of Managers.

(a) Quarterly Meetings. The Board of Managers will hold quarterly meetings on a date and time to be determined by a vote of the Board of Managers and specified in the notice which is to be provided in accordance with the timeframes specified in Section 3.7. At the quarterly meetings, the Managers will transact such business as may be properly come before the quarterly meeting.

(b) Special Meetings. Special meetings of the Board of Managers may be called at any time by the Manager specified in the notice which is to be provided in accordance with at least two days prior written notice to the other Manager.

(c) Location. Such meetings (quarterly or special) shall be held at the registered office of the Company, or such other location, either within or outside the State of Texas, as specified in the notice.

(d) Participation. Attendance at any meeting may be made in person, by proxy, or by any form of telephonic or other media source whereby all members of the Board of Managers in attendance and the members of the Board of Managers attending by other means can interact with one another without substantial inconvenience or interruption.

4.4 Authority of the Board of Managers. Except for Member approval required by Section 4.6, the Board of Managers may do and perform all acts as may be necessary or appropriate in the best interest of the Company and its business by a vote of the Managers in favor thereof including but not limited to:

(a) Acquire such property, including any immovable property and any improvements thereon, necessary or convenient for the operation of the Company, and for the same to be held in the name of the Company;

(b) To obligate the Company to provide services under contract or agreement;

(c) To borrow money for the Company from banks, other lending institutions, Managers, Members, or Affiliates of the Managers or Members, on such terms as the Board of Managers deems appropriate; and, in connection therewith, to hypothecate, encumber, and grant security interests in property, including immovable property and any improvements thereon, of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company, except by the Board of Managers, or to the extent permitted under the BOC, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Board of Managers; provided, however, the authority of the Board of Managers shall not extend to obligating the Members personally, unless the affected Member(s) consent in writing;

(d) To approve the settlement of any litigation or other proceedings thereby obligating the Company to pay money or to receive monies therefrom;

(e) The adoption or amendment of any operational and/or capital budgets for the Company, including Reserves;

(f) To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company, and to compensate them from Company funds and to retain such experts as deemed appropriate for advice in the selection, maintenance, and disposition of substantially all of the Company's assets, consideration of a merger, consolidation or other business combination, and/or a sale of one hundred percent (100%) of the Membership Interest in the Company;

(g) To add, change or remove any senior management of the Company;

(h) To add, change or remove any compensation policies or management incentive plans for officers of Company;

(i) To establish policies related to Cash Available for Distribution;

(j) To approve any fully disclosed related-party transactions between a third party who is an Affiliate of any Member or the Company conducted at an arm's length basis in the ordinary course of the Company's business;

(k) To approve strategic business plans of the Company and actions not contemplated in previously approved business plans;

(l) To request additional Capital Contributions from the Members; and

(m) To delegate any responsibilities and authority not reserved by the Board of Managers or Members herein to any number of officers it shall so determine as being appropriate.

4.5 Deadlocked Vote. In the event the Board of Managers become deadlocked where a vote is required throughout this Agreement or in the Contribution Agreement or any other agreement between the Members and/or the Company, then the vote cast by the CGI Cellerate Designee shall be the controlling and deciding vote, except (a) in the event of any transaction with a related party or Affiliate (other than the Company) of the CGI Cellerate Designee, or (b) if, on or after the date of this Agreement, CGI Cellerate transfers (i) all or any portion of its Membership Interests to a third party, or (ii) more than 50% of the membership interests in CGI Cellerate to a third party. The Wound Care Designee cannot prohibit any such action by the CGI Cellerate Designee by refusing to meet with the CGI Cellerate Designee and then attempt to assert there is not a quorum of Managers for the meeting of the Board of Managers to take place. If the CGI Cellerate Designee provides written notice of a meeting to the Wound Care Designee in accordance with Section 4.3(b) and the Wound Care Designee will not meet, then in such event the CGI Cellerate Designee may adopt such actions as could otherwise be adopted as if a meeting with both Managers present was occurring.

4.6 Limitation on the Authority of the Board of Managers. The following items regarding the Company shall not be carried out by the Board of Managers unless there is a vote by a Required Interest of the Members:

(a) To sell or otherwise dispose of all or substantially all of the assets of the Company, as part of a single transaction or plan, so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company's assets in the ordinary course of the Company's business;

(b) To cause the Company to merge, consolidate or enter into some other form of business combination;

(c) To increase the number of Managers appointed by a Member who makes additional Capital Contributions;

(d) To cause the Company to dissolve;

(e) To change significant accounting policies; or

(f) Any other action in this Agreement whereby a vote by the Members is specifically required.

(g) To file for bankruptcy or any form of debt protection.

4.7 Officers of Company. The Board of Managers may appoint one or more individuals as officers of the Company (the "Officers") as the Board of Managers deems necessary or desirable to carry on the business of the Company, and may delegate to the Officers such power and authority as the Board of Managers deems advisable. An Officer is not required to be a Member. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Board of Managers or until his or her earlier resignation, removal or death. Any Officer may resign at any time upon written notice to the Board of Managers. Any Officer may be removed by the Board of Managers at any time, with or without cause. A vacancy in any office occurring because of resignation, removal, death, or otherwise may, but need not, be filled by the Board of Managers. The initial officers shall be Ron Nixon as Chairman, J. Michael Carmena as President and Brad Gurasich as Vice President and Secretary.

4.8 Liability for Certain Acts. Persons on the Board of Managers and officers of the Company shall perform his or her Managerial duties; (a) in good faith, (b) in a manner reasonably believed by the Manager or officer to be within the scope of authority granted to him or her by this Agreement, and (c) in a manner that the Manager or officer reasonably believes to be in the best interest of the Company, and with such care and as an ordinarily prudent person in a like position would use under similar circumstances. A Manager or officer who so performs the duties of a Manager or officer shall not have any liability by reason of being or having been a Manager or officer of the Company. Further, the foregoing limitation of liability shall not apply to such losses to, or damages incurred by, the Company or the Members that result from a Manager's or officer's gross negligence, intentional misconduct or breach of a fiduciary duty owed to the Company and its Members.

4.9 Indemnification. Except as otherwise provided for in Section 4.8, to the fullest extent permitted by law, the Company shall indemnify each Manager and officer and make advances for expense to each Manager and officer arising from any loss, cost, expense, damage, claim or demand, in connection with the Company, the Manager's or officer's status as Manager or officer for the Company, or the Manager's or officer's participation in the management, business and affairs of the Company, provided however if it is determined through any form of proceeding that the Manager's or officer's actions constituted an intentional breach of fiduciary duty, gross negligence or intentional misconduct, then the Manager or officer shall promptly reimburse the Company any sums advanced under Section 4.9.

4.10 Managers Have No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or her sole and exclusive activity, and he or she may have other business interests and may engage in other activities in addition to those relating to the Company so long as such interests do not compete with the Company. Neither the Company, nor any Member or Manager, shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of such Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members solely as a result of engaging in any other business or venture so long as that business or venture does not compete with the Company or would not be characterized as a Business Opportunity that has not expired or the Company has affirmatively elected not to exercise. For purposes of this Section, competing with the Company shall be deemed an intentional breach of fiduciary duty and Section 3.3 shall apply.

4.11 Resignation. Any Manager of the Company may resign at any time, by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also an owner of a Member shall not affect the Manager's rights as an owner of a Member and shall not constitute a withdrawal of a Member.

4.12 Removal. A Manager may be removed with or without cause, by the Member who appointed such Manager.

4.13 Vacancies. Any vacancy occurring for any reason in the Board of Managers of the Company may be filled by the Member who appointed such Manager to the Board of Managers, whether it be the CGI Cellerate Designee or the Wound Care Designee; provided however that the replacement Wound Care Designee must be approved by the CGI Cellerate Designee which approval shall not be unreasonably withheld or delayed. A Manager elected to fill a vacancy shall hold office until resignation, death or removal in accordance with Section 4.12.

4.14 Expenses Incurred by a Manager. A Manager shall be entitled to charge the Company, and to be reimbursed by it, for any and all reasonable and actual out of pocket costs and expenses incurred by him in connection with the Company. Those reimbursable items include, but are not limited to, expenses incurred for the Company's organization, the conduct of its business, and the performance of his or her duties as a Manager.

ARTICLE V
TAXATION

5.1 Tax Returns and Elections. The Company, through the Board of Managers, shall cause the preparation and timely filing of its tax returns and providing of IRS Schedule K-1, (Form 1065) to its Members; shall make such tax elections and determinations as appear to be appropriate; and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing. Upon the Transfer of all of a Member's Membership Interest in the Company, or upon the distribution of any property of the Company to a Member, the Company may (but shall not be required to) file an election in accordance with the applicable treasury

regulations to cause the basis of such property to be adjusted for federal income tax purposes as provided by the Code. For purposes of the 2018 tax year, the Company shall file all returns reflecting the Membership Interests set forth on Exhibit A attached hereto as being effective August 28, 2018.

5.2 Partnership Representative. CGI Cellerate shall be the "contributor representative" (the "Partnership Representative"). To the extent permitted by applicable law and regulations, the Company will annually elect out of the partnership audit procedures enacted as part of the Bipartisan Budget Act of 2015 (the "BBA Procedures") for tax years beginning on or after January 1, 2018. For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, the Company will elect the alternative procedure under Code Section 6226 and comply with the requirements of said election. The Members agree to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings. Any reasonable direct out-of-pocket expense incurred by the Partnership Representative in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Partnership Representative shall be reimbursed. The initial Partnership Representative shall be CGI Cellerate, LLC who shall serve for one (1) year. Thereafter, the Managers may vote either to elect a new Partnership Representative or vote to keep the same Partnership Representative. All subsequent terms shall also be for one (1) year.

5.3 Partnership Taxation. The Company shall be taxed as a partnership for federal income tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of Subchapter K of the Code or similar provisions of any applicable state law.

5.4 No Partnership Intended for Non-Tax Purposes. The Members expressly disavow any intention to form a joint venture, a partnership or a partnership in commendam (or limited partnership) under Texas law, or laws of any other state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

ARTICLE VI
CAPITAL CONTRIBUTIONS & ACCOUNT ALLOCATIONS

6.1 Subsequent Capital Contributions. Subject to Sections 4.4 and 4.5 above, to the extent the Company's earnings do not provide enough working capital for the ordinary operation of the Business, upon approval of the Board of Managers, the Members agree that each Member will contribute their respective percentage Membership Interest in the Company of the additional capital requirements of the Company as such capital requirements are set forth from time to time in the Annual Budget; it being agreed and understood that, notwithstanding anything in this Agreement to the contrary, the capital requirements of the Company set forth in the Annual Budget must be approved by a Required Interest of the Members. The Members further agree that in the event that either Member fails to make a capital contribution to the Company when required in accordance with this Section 6.1 (a "Defaulting Member"), the Member not in default (a "non-

Defaulting Member") may, but will not be obligated to, either: (i) make a capital contribution to the Company in the amount that the Defaulting Member has failed to contribute with the result being that the Defaulting Member is diluted on a pro rata basis such that each Member's Membership Interest percentage is equal to a fraction, expressed as a percentage, (a) the numerator of which is equal to the sum of (I) the product of the Member's Membership Interest multiplied by the fair market value of the Company (the "Pre-Call Value") immediately prior to the call for capital contributions that resulted in a Defaulting Member (the "Applicable Call"), plus (II) the total amount of capital contributions made by such Member with respect to the Applicable Call, and (b) the denominator of which is equal to the sum of (I) the Pre-Call Value plus (II) the aggregate amount of capital contributions made by all the Members with respect to the Applicable Call, or (ii) make a loan to the Company which will bear interest at a rate not to exceed 12% per annum until repaid by the Defaulting Member and contain such other payment terms that are mutually acceptable to the non-Defaulting Member and the Company.

6.2 Allocations of Net Profits and Net Losses. The Company's income, gains, losses, and deductions shall be allocated to the Capital Account of the Members in accordance with their respective percentage Membership Interest in the Company, as set out in Exhibit A hereto.

6.3 Distributions. Distributions to the Members shall be made at such times and in such amounts as determined by a vote of the Board of Managers provided that Cash Available for Distribution exists, and shall be divided among the Members as determined in accordance with their respective percentage Membership Interest in the Company, as set out in Exhibit A of this Operating Agreement. Pre-tax profits will be determined quarterly by the Board of Managers and paid out or reinvested quarterly, based on good business practices and the anticipated cash requirements of the current Annual Budget. Notwithstanding the foregoing, the Company shall make distributions on an annual basis to each Member in an amount equal to the product of the amount of income allocated to such Member for federal income tax purposes multiplied by the highest marginal federal income tax rate for any Member.

6.4 Capital Accounts. A Capital Account shall be maintained on the books of the Company by the Company's accountant for each Member which shall be determined and maintained through the full term of the Company in accordance with the capital accounting rules specified under the IRC (presently treasury regulation §1.704-1(b)). A Member's Capital Account shall consist of his or her aggregate capital contributions to the Company (less any liabilities assumed by the Company with respect to such contribution): (x) *Increased* by his/her/its share of the Company income and gains; and (y) *Decreased* by his/her/its share of Company deductions, losses, cash and the fair market value of any property (less any liabilities assumed with respect to such distribution) allocated or distributed to him/her/it.

6.5 Adjustment of Capital Accounts. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to Section 6.4 should be modified to comply with the requirements of IRC Section 704(b) and the treasury regulations promulgated thereunder, then notwithstanding anything to the contrary, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts, shall not materially alter the economic agreement between or among the Members. A Member shall not be entitled to interest on its Capital

Contribution, or to withdraw any part of its Capital Account, or to receive a distribution from the Company, except as specifically provided herein or by law.

6.6 No Interest or Right to Withdraw. No Member shall have the right to demand the return of, or otherwise withdraw, his, her or its contribution or to receive any specific property of the Company except as specifically provided in this Agreement. No Member shall have the right to demand and receive property other than cash in return for his, her or its contributions. No interest shall be paid on Capital Contributions or on balances in the Capital Accounts.

6.7 Special Allocations. Notwithstanding Section 6.2 hereof, appropriate adjustments shall be made to the allocations to the extent required to comply with the "qualified income offset," "minimum gain chargeback," "partner nonrecourse debt minimum gain chargeback," "nonrecourse deductions" and "partner nonrecourse deductions" rules of the treasury regulations promulgated pursuant to IRC Section 704(b). To the extent permitted by such treasury regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to the allocation provisions hereof without regard to this Section 6.7.

6.8 Allocations for Income Tax Purposes.

(a) For federal, state and local income tax purposes, all items of taxable income, gain, loss, and deduction for each fiscal year or period shall be allocated among the Members in accordance with the manner in which the corresponding items were allocated under Section 6.2 and 6.7, except as provided in Section 6.8(b) below.

(b) In accordance with IRC Section 704(c) and the applicable treasury regulations thereunder, income, gain, loss, deduction, and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a book value different than its adjusted tax basis, shall, solely for income tax purposes, be allocated among the Members pursuant to any method permitted under IRC Section 704(c) and the applicable treasury regulations thereunder selected by the Managers so as to take into account any variation between the adjusted tax basis of such property to the Company and the book value of such property.

ARTICLE VII
RESTRICTIONS ON TRANSFER

7.1 Restrictions on Transfer. A Member may not Transfer his/her/its Membership Interest in the Company unless provided for in this Article VII. Any attempt by any Member to Transfer all or any part of his/her/its Membership Interest in violation of this Agreement shall be ineffective against the Company. Notwithstanding the foregoing, any Member may Transfer his/her/its Membership Interest to a legal entity owned or controlled by the Member's Owner(s) upon written notice to the Company detailing the Transfer.

7.2 Redemption Upon Event of Withdrawal.

(a) Except as otherwise provided herein this Section 7.2, upon the occurrence of an Event of Withdrawal, the Company may redeem the withdrawn Member's Membership Interest. The Company shall give written notice of its intent to redeem ("Redemption Notice") to the withdrawn Member. The purchase price of the withdrawn Member's Membership Interest shall be the Fair Market Value of such Membership Interest as of the date of the Member's Event of Withdrawal ("Redemption Date").

(b) The purchase price following an Event of Withdrawal may be paid by a promissory note secured by the Membership Interests being sold, and payable in thirty-six (36) equal monthly installments, bearing interest at the then current annual prime rate published by the Wall Street Journal beginning sixty (60) days after the Redemption Date conditioned upon the withdrawn Member executing a redemption agreement.

(c) Any values stated herein computed on behalf of the Company shall be deemed final and binding upon the Members.

7.3 Redemption Upon a Fault-Based Event of Withdrawal.

(a) Upon the occurrence of a Fault-Based Event of Withdrawal, the Company shall redeem the withdrawing Member's Membership Interest. The purchase price of the withdrawn Membership Interest shall be determined as of the date the Fault-Based Event of Withdrawal occurred as determined by a vote of the Board of Managers, excluding the Manager represented by the withdrawn Member (the "Fault Redemption Date"): (A) in the event of a Fault-Based Event of Withdrawal under subparts (a) of such term, at Fair Market Value, and (B) in the event of a Fault-Based Event of Withdrawal under subparts (b), (c), (d) or (e), a 20% discount to Fair Market Value.

(b) The purchase price following a Fault-Based Event of Withdrawal may be paid by a nonrecourse promissory note secured by the Membership interest being purchased, payable in thirty-six (36) equal monthly installments, bearing interest at the then current annual prime rate published by the Wall Street Journal beginning sixty (60) days after the Fault Redemption Date conditioned upon the withdrawn Member executing a redemption agreement in the same exact form as submitted to the Member by the Company.

(c) Any values stated herein computed on behalf of the Company shall be deemed final and binding upon the Members.

(d) In the event a Member and/or its Owner(s) challenges the redemption (or pending redemption) of his/her/its Membership Interest pursuant to Section 7.3, and the terminated Member and/or its Owner(s) are ultimately unsuccessful in any legal challenge, then the terminated Member and its Owner(s) shall be liable to the Company for any and all costs, including attorneys' fees, incurred in defending the Company's actions regarding termination herein. Any such amounts owed shall be withheld from payments to be made in accordance with Section 7.3(b), and if the amounts owed exceed what the Company is

obligated to pay, then the Member and its Owner(s) shall pay the Company the difference within thirty (30) days from presentment for payment by the Company.

7.4 [Intentionally Omitted.]

7.5 Sale of Membership Interest to a Third Party. The following provisions shall address sales of Membership Interests to third parties:

(a) Single Member Transfer. If a Member desires to sell all or part of its Membership Interest to a third party, the selling Member must provide written notice to the remaining Members of the proposed sale specifying the terms, including sales price and the timelines for completion as agreed to by the third party, and the remaining Members shall have a right of first refusal to purchase all but not less than all of the Membership Interests proposed to be sold on the same terms (including sales price and timelines for completion) as the proposed sale for a period of thirty (30) days. If the Member(s) having the right of first refusal elect not to exercise the right of first refusal, subject to Section 7.5(b), the selling Member may, upon written consent of the non-selling Member, sell his/her/its Membership Interest to said transferee for the proposed sales price of said Membership Interest. The transferee shall not become a Member of the Company until: (i) the Company approves the form of the transaction documents to be executed, such approval not to be unreasonably withheld, and (ii) such transferee executes this Agreement.

(b) Right of Co-sale. If the remaining Members who are offered a right of first refusal to purchase the Membership Interest offered by a selling Member pursuant to Section 7.5(a) hereinabove decline to exercise such right, they shall have thirty (30) days from the expiration date of their right of first refusal to elect either to sell the same proportion of their respective Membership Interest as the selling Member(s) on the same terms and conditions thereof, or to decline, with failure to respond to the notice being treated as declining to sell. After expiration of the notice period during which none of the remaining Members elect their rights of co-sale, the Members can consummate the contemplated transaction only if the third party agrees to the same once the co-sale option has expired.

(c) Drag Along Rights. If the Company and/or Members collectively owning equal to or greater than fifty percent (=>50%) of the Membership Interest in the Company receive an offer from a nonrelated third party to purchase one hundred percent (100%) of the Membership Interest in the Company and Members owning a majority of the Membership Interest in the Company approve such sale, then the selling Members may elect to cause those other Members (whether not offered or who did not approve such sale) to sell one hundred percent (100%) of their respective Membership Interest in the Company to the third party on the terms and conditions negotiated between the selling Members and the third party. Notice will be provided to all Members if the Company or any Member receives an offer contemplated herein complete with all terms and timelines for completion.

(d) Tag Along Rights. If any Member or Members collectively owning equal to or greater than fifty percent (=>50%) of the Membership Interests in the Company

receives an offer to purchase greater than fifty percent (>50%) of the Membership Interest in the Company and Members owning a majority of the Membership Interest in the Company approve such sale, then the Member(s) receiving such third party offer shall provide written notice to the remaining Members specifying all terms and timelines for completion offered by the third party. The remaining Members shall have thirty (30) days from receipt of the written notice to elect either to sell the same proportion of their respective Membership Interest as the selling Member(s), or to decline, with failure to respond to the notice being treated as declining to tag along. After expiration of the notice period, the Members can consummate the contemplated transaction only if the third party agrees to the same once the tag along right option has expired.

7.6 Buy/Sell Option.

(a) Events Giving Rise to Buy-Sell Option. After a period of five (5) years from the Effective Date of this Agreement, any Member may offer, by written notice (the "Buy-Sell Notice"), to sell all of its Membership Interests to the other Members (the "Offerees"). The Member making such offer (hereinafter referred to as the "Offeror") shall fix and determine, in their sole discretion, the price for the Membership Interests and shall state such price in the Buy-Sell Notice.

(b) Effect of Buy-Sell Notice. Within forty-five (45) days after the Buy-Sell Notice is given, the Offerees must elect to either (i) purchase such Membership Interests of the Offeror at the purchase price for the Membership Interests specified in the Buy-Sell Notice, or (ii) sell all of their Membership Interests to the Offeror at such price. If written notice of such election is not given to the Offeror within such forty-five (45) day period, it shall be conclusively deemed that the Offeree has elected to sell all of his Membership Interests to the Offeror.

(c) Consummation of Purchase and Sale Pursuant to Buy/Sell Option. The purchase and sale, pursuant to this Section 7.6, of the Membership Interests shall be consummated (the "Closing") within thirty (30) days after notice of the purchasing Member(s)'s election to purchase or sell has been given to the selling Member, or the expiration of the forty-five (45) day period for the exercise of such election, whichever first occurs, at such location as is mutually agreeable to the Members. The purchase price for the Membership Interests purchased pursuant to this Section 7.6 shall be paid entirely in cash or readily available funds at Closing. In addition to payment of the purchase price as set forth in this Section 7.6, the purchasing Member(s) shall be obligated to fully pay and satisfy, or cause the Company to fully pay and satisfy, at or prior to Closing, any and all debt obligations owed by the Company to the selling Member. In addition, the purchasing Member(s) shall agree by written instrument to indemnify the selling Member for and against any and all obligations of the Company which have been personally guaranteed by the selling Member. At the Closing, the selling Member shall deliver to the purchasing Member(s), free and clear of all liens, claims or encumbrances, certificates representing all Units subject to purchase under this Section 7.6, duly endorsed over to the purchasing Member(s) (or his assignee) for transfer on the books and records of the Company.

All Membership Interests purchased and sold pursuant to this Section 7.6 shall be free and clear of any and all liens, claims and encumbrances and the selling Member shall so represent and warrant to the purchasing Member(s) at Closing.

7.7 Reallocation Upon Redemption. Upon redemption of any Membership Interests by the Company, the Capital Accounts of all such remaining Members shall be reallocated pro-rata in accordance with such Member's Membership Interest, and Exhibit A shall be amended to reflect the same without need of a vote of the Managers or the Members.

7.8 Obligations of a Withdrawing Member. Regardless of whether the Member withdraws because of an Event of Withdrawal or a Fault-Based Event of Withdrawal, withdrawal from the Company shall under no circumstances relieve the Member of the Member's obligations to make any additional capital contributions approved by the Board of Managers prior said Member's withdrawal, or to fulfill the Member's contractual obligations to the Company, if any, including the provisions in Section 3.3, incurred or accrued prior to the effective date of the Member's withdrawal.

ARTICLE VIII
WINDING UP AND TERMINATION

8.1 Winding Up. Subject to the remaining terms of this Agreement, the Company shall be wound up upon the occurrence of any one of the circumstances hereinafter set forth:

(a) Approval by a vote of a Required Interest of the Members;

(b) Upon the sale of substantially all of the Company's assets as approved by the Members pursuant to Section 4.6 above; or

(c) Upon the entry of a decree of judicial dissolution.

8.2 Liquidation. Upon dissolution of the Company, if the Company is not continued, the Managers shall proceed diligently to finalize the affairs of the Company and distribute its assets in accordance with the provisions of Section 8.4. During this period, the Managers shall continue to operate and otherwise deal with assets of the Company, consistent with the liquidation thereof, but shall have no further power or authority to bind the Company except to sell or distribute its assets and wind up its affairs in compliance herewith. Upon a vote of the Managers, they may appoint one or more Persons to serve as liquidator, who shall serve in that capacity without bond or security unless the Managers direct otherwise.

8.3 Final Accounting. Upon dissolution of the Company, the Members shall cause the Company's accountant to make, at the Company's expense, a full and proper accounting of the assets, liabilities, operations and Capital Accounts of the Company as of and through the last day of the month in which the dissolution occurs.

8.4 Liquidation Distributions. As expeditiously as possible after the dissolution of the Company, the Members shall cause the debts and obligations of the Company to be paid and discharged, including payment or offset of all obligations owed to Members by the Company and all obligations of Members owed to the Company. Thereafter, the remaining assets shall be distributed; first, as necessary to equalize the Members' Capital Account balances; then, to the Members in amounts proportionate to the Members' Membership Interests as determined on the date of the distribution. In the event that any Member shall have a negative Capital Account balance upon liquidation of the Company, that Member shall not be required to contribute sufficient capital to the Company in order to restore such negative Capital Account balance to zero, and the Company shall have a right of set-off for any such amounts due against any distributions payable to such Member.

8.5 Return of Capital Contribution. Each Member shall look solely to the assets of the Company for the return of his/her/its Capital Contribution, and no Member shall have any recourse against any other Member therefor.

8.6 Filing of Certificate of Termination. Upon the completion of the distributions as provided for in this Article VIII, the Company shall file a Certificate of Termination with the Secretary of State.

ARTICLE IX
ARBITRATION

9.1 Procedure. Except for the injunctive relief provided in Section 3.3 and as provided in subsection (b) below:

(a) any controversy, dispute, disagreement or claim which arises out of or relates to this Agreement, or the breach thereof that is not pertaining to decisions of the Board of Managers that were agreed upon or decided pursuant to Section 7.4 (collectively, a "***Dispute***"), if said Dispute cannot be settled through direction discussions, shall be settled by binding arbitration in accordance with the rules and procedures of alternative dispute resolution and arbitration established by the Alternative Dispute Resolution Service of the American Health Lawyers Association ("AHLA"), and judgment upon any award rendered may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted before a single AHLA arbitrator selected jointly by the Members having substantial professional experience with business transactions, or in the event the Members are unable to agree, an arbitrator designated by the AHLA having substantial professional experience with business transactions. In addition to any other appropriate damages, the prevailing Member in the arbitration shall be entitled to reasonable attorney's fees and the other fees, costs, and expenses of the arbitration. The arbitration shall be held in Houston, Texas.

(b) Notwithstanding anything in subsection (a) above to the contrary, if the Dispute involves Section 7.6 above, such Dispute shall be submitted to the appropriate court in Harris County, Texas.

ARTICLE X
MISCELLANEOUS

10.1 Amendments. This Agreement and the Company's Certificate of Formation may be amended only in writing approved by vote of a Required Interest of the Members, except for an amendment to Exhibit A of this Agreement, which can be amended at any time to reflect the current ownership of the Company; provided, however, that a Required Interest of the Members cannot amend this Agreement or the Company's Certificate of Formation in any manner that singles out any Member or class of Members in any materially disadvantageous manner without the written approval of such disadvantaged Member or class of Members.

10.2 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all Members hereto, notwithstanding that all the Members have not signed the same counterpart.

10.3 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Texas without giving effect to its conflict of laws principles.

10.4 Successors and Assigns. The obligations herein undertaken and the rights herein conferred shall be binding upon and inure to the benefit of the Members, and, where applicable, their successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any Person not a party hereto. This Agreement is entered into solely to benefit the Company and its subscribing Members, and is not entered into or intended for the benefit of any third persons. The Members agree that this Agreement shall not be construed as a stipulation pour autrui or a third party beneficiary contract.

10.5 Entire Agreement. This Agreement and the Contribution Agreement constitute the entire agreement among the Members and this Agreement and the Contribution Agreement supersede any prior understanding among the Members, or any previous operating agreements in the name, or governing the affairs, of the Company, and may not be modified or amended in any manner other than as set forth herein or therein.

10.6 Severability of Provisions. If for any reason any provision or provisions hereof which are not material to the purposes or business of the Company are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

10.7 Books and Records. At the expense of the Company, the Company shall maintain complete and accurate books, records and accounts of all operations and expenditures of the Company. The Company shall keep at its principal place of business the books of the Company which shall contain a list showing the names and addresses of the Members as of a reasonably current date and the Membership Interest held by each Member in the Company. Each Member, and their duly authorized representatives, shall have the right at reasonable times to inspect, audit and examine the books, records, accounts and assets of the Company, including such list of names and addresses, and other reasonably available records and information concerning the operation of

the Company and to make copies thereof at the expense of such Members, but only upon such Member's written request.

10.8 Notices. All communication or notices required or permitted to be given under this Agreement shall be in writing, and any communication or notice shall be deemed to have been duly made if actually delivered, including delivery by facsimile transmission, receipt of which has been duly acknowledged, or if mailed by registered or certified mail, postage prepaid, and addressed the address specified in Exhibit A to the attention of the Chief Executive Officer in the case of Wound Care, and the President or Vice President in the case of CGI Cellerate. A Member may, by written notice so delivered to the other Members, change the address to which communications or written notices shall be made under this Agreement.

10.9 Cost of Enforcement. In the event that any Member shall be required to enforce the terms of this Agreement, the prevailing Member shall be entitled to recover the costs of such action, including, but not limited to, reasonable attorney's fees.

10.10 Drafting. Each of the Members hereto acknowledges that each Member was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Member hereto because one is deemed to be the author thereof

10.11 Waiver of Conflict. The Members, by their execution and delivery of this Agreement, hereby recognize that the law firm of Ewing & Jones, PLLC, a Texas professional limited liability company (the "Firm") represented CGI Cellerate in the drafting of this Agreement, the Contribution Agreement and all other agreements between the Members executed as of even date herewith, and hereby waive any conflict of interest that may otherwise be present in connection with such legal representation of CGI Cellerate to the fullest extent permissible under applicable law. In the event of any dispute between any of the Members, the Members hereby consent to the Firm representing CGI Cellerate in such dispute should it be requested to do so even if the Firm has performed legal services for the Company.

[Signature pages to follow]

IN WITNESS WHEREOF, the Members hereto have caused this Agreement to be duly executed as of the date first written above.

MEMBERS:

CGI CELLERATE RX, LLC

By: /s/ Ron Nixon
Name: Ron Nixon
Title: President

WOUND CARE INNOVATIONS, LLC,

By: /s/ J. Michael Carmena
Name: J. Michael Carmena
Title: Chief Executive Officer

EXHIBIT A
Membership Schedule for
CELLERATE, LLC

August 28, 2018

	Member	Membership Units	Membership Interest Percentage
1.	CGI Cellerate RX, LLC 1375 Enclave Parkway Houston, Texas 77077	5,000	**50%**
2.	Wound Care Innovations, LLC 1200 Summit Avenue, Suite 414 Fort Worth, Texas 76102	5,000	**50%**
		10,000	**100%**

EXHIBIT B

Existing CGI Cellerate Business Opportunities

Any business activities related to the following companies (including any subsidiaries of the following companies):

- **Rochal Industries, LLC**
- **Triad Life Sciences, Inc.**
- **Trilliant Surgical, LLC**
- **Youngs Professional Services, LLC**

Existing Wound Care Business Opportunities

Bone hemostasis, bone fillers and bone cement products including royalty income derived therefrom.

<u>EXHIBIT C</u>

CONTRIBUTION AGREEMENT

See attached document.